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                                                                   Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in the Registration Statements of EPL Technologies, Inc. (the "Company") on Forms S-3 (Nos. 333-42185 and 333-09719) and on Forms S-8 (Nos. 333-4306, 333-9795 and 333-4207) of our report dated April 18, 2000 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the existence of substantial doubt about the Company's ability to continue as a going concern and the restatement described in Note 18) appearing in the Annual Report on Form 10-K/A of EPL Technologies, Inc. for the year ended December 31, 1999.



Deloitte & Touche LLP
Philadelphia, PA
April 18, 2000